Exhibit 99.1

COMPANY CONTACT: Ryan Bowie Vice President and Treasurer Strategic Hotels & Resorts (312) 658-5766

FOR IMMEDIATE RELEASE

WEDNESDAY, NOVEMBER 25, 2009

STRATEGIC HOTELS & RESORTS EXTENDS STOCKHOLDER RIGHTS PLAN

CHICAGO – November 25, 2009 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced that its Board of Directors extended the expiration date of its stockholder rights plan on the same terms as the company’s existing rights plan. The rights plan was initially adopted in November 2008 with a term of a single year and was set to expire on November 30, 2009. Following the amendment, the rights plan will continue in effect until November 30, 2012, unless the rights issued thereunder are earlier redeemed or amended by the Board of Directors. No other substantive changes were made to the rights plan.

“The Board of Directors undertook a careful review of our rights plan in consultation with our outside advisors. In light of the significant dislocation in the equity markets and a challenging economic environment, particularly in the lodging sector, we concluded that the rights plan provides important benefits that protect the interests of our stockholders and deters opportunistic tactics that could deprive our stockholders from realizing full and fair value of their investment. As a result, we did not think it was prudent to have the rights plan expire at this time and took action to maintain this protection for our stockholders,” stated William A. Prezant, Chairman of the Board of Directors of Strategic.

The amendment to the rights plan was effective as of the close of business on November 24, 2009. The rights plan as originally adopted was attached as an exhibit to a Form 8-K filed by Strategic with the Securities and Exchange Commission on November 19, 2008. The full text of the amendment to the stockholder rights plan will be filed by Strategic with the Securities and Exchange Commission on a Form 8-K.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 18 properties with an aggregate of 8,118 rooms. For a list of current properties and for further information, please visit the company’s website at http://www.strategichotels.com.

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This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include the risks discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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